                      PLAN AND AGREEMENT OF REORGANIZATION

     This Plan and Agreement of Reorganization ("Agreement") dated as of March 12, 1996, is entered into by and among:

                      William C. Penttila, Dennis M. Buck,
                     Michael C. Nemec and Thomas B. Patrick
                       (collectively "Shareholders"); and

                          Territorial Resources, Inc.,
                     a Colorado corporation ("Territorial")
                                   as follows:

                                       I.
                                  DEFINITIONS

1.1  As used in this Agreement:

     (a) "Exploration Associates" means Exploration Associates, L.L.C., a Texas limited liability company.

     (b) "TRI Mongolia" means TRI Mongolia Inc., a corporation to be formed and organized under the laws of the State of Texas.

     (c) "TRI Shares" means all of the issued and outstanding shares of common stock of TRI Mongolia, namely 15,721 shares of common stock with a par value of $1.00 per share.

     (d) "Territorial Shares" means 5,450,000 shares of common stock of Territorial, no par value per share.

     (e) "Territorial Warrants" means a warrant to purchase 1,000,000 shares of common stock, no par value per share, of Territorial pursuant to the terms and conditions of the warrant attached hereto as Exhibit A.

     (f) "SOCO TAMTSAG" means SOCO Tamtsag Mongolia, Inc., a Delaware close corporation.

     (g) "SOCO Tamtsag Shares" means 112 shares of the issued and outstanding shares of common stock, $.001 par value per share, of SOCO Tamtsag.

     (h) "Stockholders' Agreement" means that certain Stockholders' Agreement dated November 7, 1994, by and among SOCO Tamtsag and its shareholders.

     (i) "Pledge and Security Agreement" means the Pledge and Security Agreement in form and substance as set forth in Exhibit B.

     (j) "Closing" shall mean the consummation of the exchange of the TRI Shares for the Territorial Shares pursuant to this Agreement.

     (k) "Exhibit" refers to an exhibit to this Agreement, each of which is hereby fully incorporated by reference into this Agreement as though fully set forth verbatim at the respective point of reference.

                                       II.
                  EXCHANGE OF TRI SHARES AND TERRITORIAL SHARES

     This Agreement specifies a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Territorial will acquire the TRI Shares from the Shareholders in exchange solely for voting Territorial Shares. Under this reorganization, TRI Mongolia will become a subsidiary of Territorial.

2.1 In reliance upon and in consideration of the representations, warranties and undertakings set forth in this Agreement, and subject to its conditions, the Shareholders agree to sell, transfer, assign and deliver the TRI Shares to Territorial.

2.2 In reliance upon and in consideration of the representations, warranties and undertakings set forth in this Agreement, and subject to its conditions, Territorial will issue and cause to be delivered the Territorial Shares to each of the Shareholders, as follows:

                                   NUMBER OF TERRITORIAL
          NAME OF STOCKHOLDER     SHARES TO BE DELIVERED
          -------------------     ----------------------
          William C. Penttila           1,589,583
          Dennis M. Buck                1,589,583
          Michael C. Nemec              1,589,583
          Thomas B. Patrick               681,251
                                        ---------
                                        5,450,000

     in exchange for the TRI Shares transferred to Territorial pursuant to
     Section 2.1 above.

                                      III.
                                    CLOSING

3.1 The Closing shall take place at 1:30 p.m. at 1300 Main, Suite 1840, Houston, Texas on March 29, 1996, or at such other time, date and place as the Shareholders and Territorial shall mutually agree. Such time and date are hereinafter referred to as the "Closing Date".

3.2  At the Closing:

     (a) The Shareholders shall deliver, or cause to be delivered to Territorial, the certificates representing in the aggregate all of the TRI Shares duly endorsed in blank by the Shareholders, or accompanied by stock powers executed in blank, in proper form for transfer;

     (b) Territorial shall issue and cause to be delivered the Territorial Shares to the Shareholders as required under Section 2.2 above;

     (c) Each of the Shareholders shall execute and deliver to Territorial a Pledge and Security Agreement covering the Territorial Shares received by each of the Shareholders under Section 2.2 above; and

     (d) Each of the Shareholders shall deliver to Territorial the Territorial Shares duly endorsed in blank by the Shareholder, or accompanied by stock powers executed in blank, in proper form for transfer in accordance with the terms of the Pledge and Security Agreement.

                                       IV.
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     The Shareholders make the following representations and warranties to Territorial as of the Closing Date, jointly and severally, except as set forth in Section 9.4 below:

4.1 ORGANIZATION, STANDING AND POWER. TRI Mongolia is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Shareholders have delivered to Territorial complete and correct copies of: (i) the Articles of Incorporation of TRI Mongolia and all amendments thereto to the Closing Date; (ii) the By-laws of TRI Mongolia as amended to the Closing Date; and (iii) the resolutions adopted by the shareholders and directors of TRI Mongolia to the Closing Date.

4.2 CAPITAL STRUCTURE. The authorized capital stock of TRI Mongolia consists of One Hundred Thousand (100,000) shares of common stock, par value $1.00 per share. The TRI Shares represent all of the issued and outstanding shares of common stock of TRI Mongolia. The TRI Shares are duly authorized, validly existing and fully paid and nonassessable. The TRI Shares are evidenced by certificates for the number of shares below set forth opposite the names of the Shareholders, as follows:


          NAME                     SHARES
          ----                     ------
          William C. Penttila       4,585
          Dennis M. Buck            4,585
          Michael C. Nemec          4,585
          Thomas B. Patrick         1,966
                                   ------
                                   15,721

     No subscription, option, warrant, call or commitment of any kind obligating TRI Mongolia to issue any of its common stock exists.

4.3 OWNERS OF THE TRI SHARES. Each Shareholder is the record and beneficial owner of the number of shares of TRI Shares set opposite his name in
     Section 4.2 above, free and clear of all liens, encumbrances, rights of third parties and claims of every kind; each such Shareholder has full legal right, power and authority to enter into this Agreement and to transfer, assign and deliver to Territorial the shares of TRI Shares set opposite his name in Section 4.2 above; and the delivery to Territorial of the shares of TRI Shares set opposite his name in Section 4.2 above pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, rights of third parties and claims of any kind.

4.4 OWNERSHIP INTERESTS IN OTHER ENTITIES. TRI Mongolia does not own any interest or investment (whether equity or debt) in any corporation, limited liability company, partnership, business, trust or other entity except for TRI Mongolia's ownership interests in the following:

     (a)  SOCO Tamtsag Shares;

     (b) Twenty-Five Thousand (25,000) shares of common stock of Territorial, no par value per share; and

     (c)  Territorial Warrants.

     The SOCO Tamtsag Shares are duly authorized, validly existing, free and clear of all liens, encumbrances, rights of third parties and claims of any kind subject only to the terms and conditions of (and are fully paid and nonassessable except as provided in) the Stockholders' Agreement. All assessments due under the Stockholders' Agreement with respect to the SOCO Tamtsag Shares for the years prior to the 1996 calendar year have been paid in full. Except as otherwise expressly provided in this Agreement, immediately prior to the Closing, TRI Mongolia will be the sole record and beneficial owner of the SOCO Tamtsag Shares, free and clear of all liens, encumbrances, rights of third parties and claims of any kind other than as may be provided in the Stockholders' Agreement.

4.5 CONDUCT OF BUSINESS. TRI Mongolia has not conducted any trade or business; and TRI Mongolia's sole activity has been to own and hold the ownership interests described in Section 4.4 above either directly or indirectly through Exploration Associates.

4.6 TAXES AND RETURNS. TRI Mongolia has not been required to file any tax returns and has not paid or made reserve for taxes of any kind, character or description which may be due, owing or payable by TRI Mongolia after the Closing Date. No federal, state or local tax, fee, charge or payment, will accrue, exist or be due or payable, directly or indirectly, by TRI Mongolia as a result of:

     (i) Any business or other activity of Exploration Associates or TRI Mongolia occurring on or before the Closing Date;

     (ii)  The reorganization referred to in Article II hereof; or

     (iii) The dissolution, winding up of the affairs of, or distribution of the assets of Exploration Associates to TRI Mongolia.

     If any such tax, fee, charge or payment accrues, exists, or becomes due or payable as a result of the matters described in (i), (ii) or (iii), the Shareholders agree to promptly pay, or cause to be paid, the amount of such tax, fee, charge or payment, and any penalty or interest that may be accrued or become due or payable as a result thereof.

4.7 TITLE TO PROPERTIES. TRI Mongolia has good title to all of its properties and assets which consist solely of the ownership interests described in
     Section 4.4 above. All such properties and assets are free and clear of all liens, encumbrances, rights of third parties and claims of every kind, except as reflected in Sections 4.8 and 4.13 below.

4.8 COMMITMENTS. TRI Mongolia is not a party to any contract, agreement or commitment of any nature whatsoever, other than:

     (a) An agreement to be entered into by and between Exploration Associates and Bentley Blum and Simone Blum, Trustees of the Blum Family Trust, a trust organized and existing under the laws of the State of Florida, which became a commitment of TRI Mongolia upon the dissolution of Exploration Associates. Pursuant to this commitment, TRI Mongolia's sole obligations are to assign, transfer and deliver to Bentley Blum and Simone Blum, Trustees three (3) shares of the SOCO Tamtsag Shares, Twenty-Five Thousand (25,000) shares of common stock of Territorial and a warrant to purchase 25,000 shares of Territorial common stock out of the Territorial Warrants. In consideration of the foregoing transfers, the Blum Family Trust has agreed to terminate certain obligations of Exploration Associates under that certain letter agreement dated May 20, 1993, by and among Springfield Oil Asia, Inc., a Delaware corporation, Exploration Associates International of Texas, Inc., a Texas corporation, and the Blum Family Trust; and

     (b) The Stockholders' Agreement. TRI Mongolia has not made any Stockholder contribution assessments under the Stockholders' Agreement due for the period beginning January 1, 1996.

4.9 LIABILITIES. Neither Exploration Associates nor TRI Mongolia has any liabilities, obligations, claims or commitments, accrued or unaccrued, contingent or non-contingent, except for those disclosed in Sections 4.7 and 4.8 above and Section 4.13 below, nor, to the knowledge of the Shareholders, is there any basis for any of the same.

4.10 INSURANCE POLICIES. TRI Mongolia has no insurance policies in force and effect covering its assets and properties.

4.11 BANK ACCOUNTS. TRI Mongolia has no accounts with any bank or other financial institutions.

4.12 EMPLOYEE ARRANGEMENTS. TRI Mongolia has no employment contracts, pension, bonus, profit sharing or other agreements or arrangements providing for employee remuneration or benefits and has no obligations of any kind with respect thereto.

4.13 LITIGATION. There are no actions, suits, arbitrations or legal, administrative or other proceedings or investigations pending or, to the knowledge of the Shareholders, threatened against either TRI Mongolia or Exploration Associates affecting its business, assets or financial condition, except as follows:

          TRI Mongolia issued the TRI Shares to the Shareholders in exchange for the transfer, assignment and delivery of all of the member interests owned by the Shareholders in Exploration Associates. Exploration Associates is a named defendant in pending litigation styled Leo T. Metcalf, III vs. Amgol, Inc., SOCO International Inc., Exploration Associates International, Inc. a/k/a Exploration Associates International of Texas, Inc., C P & G Company, Samuel R. Cammack, Ed Story, Thomas B. Patrick, Exploration Associates International of Texas, Inc., SOCO Mongolia, Inc., William Penttila, SOCO Tamtsag Mongolia, Inc., Snyder Oil Corporation, Exploration Associates, L.L.C. and Dennis Michael Buck, Cause No. 94-029503, In the District Court of Harris County, Texas, 113th Judicial District (hereinafter referred to as the "Litigation"). Upon TRI Mongolia's receipt of all of the member interests of Exploration Associates, TRI Mongolia liquidated and dissolved Exploration Associates. As a result of this liquidation and dissolution, TRI Mongolia has a liability exposure from the Litigation and may be added as an additional named defendant. Territorial has reviewed the causes of action alleged by the plaintiff in the Litigation and has had the opportunity to discuss the liability exposure, if any, as result thereof, with Barry G. Flynn, counsel to Exploration Associates in the Litigation;

     and to the knowledge of Shareholders, there is no basis for any of the same.

4.14 POWERS OF ATTORNEY AND AGENTS. TRI Mongolia has not given any power of attorney or any other authority which is outstanding or effective as of the Closing Date to any person other than officers of TRI Mongolia to enter into any contract or commitment or do anything on its behalf.

4.15 NO BROKER. The Shareholders have not retained, consented to, or authorized any broker, investment banker or third party to act on Shareholders' behalf, directly or indirectly, as a broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

4.16 INVESTMENT REPRESENTATIONS.

     (a) Each Shareholder is an "accredited investor" as that term is defined in Regulation D, promulgated by the Securities Exchange Commission under the Securities Act of 1933, as amended to date (the "Act"); and

     (b) Each Shareholder is acquiring the Territorial Shares to be acquired by him in connection with this Agreement solely for such Shareholder for investment purposes, and not for any other person or party; and

     (c) Each Shareholder acknowledges that the Territorial Shares to be received by the Shareholders in connection with this Agreement have not been registered under the Act or under applicable state securities laws (together with the 1933 Act "Securities Laws"); and

     (d) Each Shareholder acknowledges that the Territorial Shares to be received by the Shareholders are exempt from applicable Securities Laws that are predicated, in part, on the representations, warranties and agreements of the Shareholders contained herein; and

     (e) Each Shareholder acknowledges that each Shareholder's right to transfer the Territorial Shares to be received by such Shareholder in connection with this Agreement will be restricted by such Securities Laws, and that, in addition to any other limitations with respect thereto, neither such shares nor any interest therein shall be sold, transferred or otherwise disposed of without registration under applicable Securities Laws or an exemption therefrom; and

     (f) Each Shareholder acknowledges that each Shareholder must bear the economic risk of an investment in the Territorial Shares to be received by such Shareholder in connection with this Agreement for an indefinite period of time because such shares have not been registered under applicable Securities Laws and therefore cannot be sold unless they are subsequently registered under such Securities Laws or an exemption from such registration is available, and that such shares must be held indefinitely unless the transfer thereof is so registered or such an exemption exists with respect thereto; and

     (g) Each Shareholder is an experienced and sophisticated investor in investments, including investments similar to the Territorial Shares, and such Shareholder either alone or with his purchaser representative(s), has such knowledge and experience in financial and business matters that such Shareholder is, either alone or together with such purchaser representative(s), capable of evaluating the merits and risks, and has evaluated the merits and risks, of the prospective acquisition of the Territorial Shares and has the capacity to protect his interests in connection with the acquisition of such shares pursuant to the terms and provisions of this Agreement; and

     (h) Each Shareholder acknowledges that a legend will be placed on the certificate or certificates evidencing the Territorial Shares to be received by each Shareholder in connection with this Agreement to the effect that, among other things, the shares evidenced thereby have not been registered under the 1933 Act and may not be sold, transferred, pledged, hypothecated or otherwise disposed of, unless registered or unless Territorial receives an opinion of counsel satisfactory to Territorial that such registration is not required; and

     (i) None of the information supplied or to be supplied by TRI Mongolia or any Shareholder insofar as it relates to the SOCO Tamtsag Shares, Exploration Associates, TRI Mongolia, a Shareholder or the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which there are made, not misleading.

     (j) Each Shareholder acknowledges that he has received and reviewed with such investment, legal, financial and other advisors as he has elected a copy of Territorial's Annual Report on Form 10-K (or 10-KSB, as appropriate) for the fiscal years ending March 31, 1994 and 1995, and each of Territorial's Quarterly Reports on Form 10-Q (or 10-QSB, as appropriate) for each of the quarterly periods ended June 30, 1995, September 30, 1995 and December 31, 1995, and Territorial's Form 8-K dated on or about November 7, 1995. In addition each Shareholder has had an opportunity to ask questions and receive answers from Territorial, and obtain any additional information requested by such Shareholder, regarding such documents and the matters described therein, the Territorial Shares to be received by him in connection with this Agreement and the terms and conditions of this Agreement.

4.17 LIMITATION OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of the Shareholders set forth in Sections 4.1-4.16 above, the Shareholders make no representations or warranties, express or implied, with respect to the suitability of any of the properties and assets owned by TRI Mongolia for any particular business or investment purpose.

                                       V.
                  REPRESENTATIONS AND WARRANTIES OF TERRITORIAL

     Territorial hereby represents and warrants to each of the Shareholders as of the Closing Date as follows:

5.1 ORGANIZATION. Territorial is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly authorized, qualified and licensed under all applicable laws and regulations to carry on its business in the manner as now conducted.

5.2 AUTHORITY. Territorial has full power and authority to execute, deliver and consummate this Agreement subject to the conditions of Closing set forth in this Agreement. All necessary corporate action has been taken by Territorial to authorize the execution and delivery of this Agreement. Territorial is not subject to any agreement which would be violated by the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of any governmental authority is required in connection with the execution and delivery of this Agreement by Territorial, or the consummation by Territorial of the transactions contemplated herein.

5.3 NO BROKER. Territorial has not retained, consented to, or authorized any broker, investment banker or third party to act on Territorial's behalf, directly or indirectly, as a broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

5.4 ACCESS TO INFORMATION. Territorial has had access to whatever information and documentation (financial or otherwise) regarding TRI Mongolia and Exploration Associates which Territorial deems relevant, including without limitation the Stockholders' Agreement; that Territorial is fully satisfied with the results of Territorial's investigation with respect thereto; and that Territorial is not relying upon any representation or warranty of Shareholders with respect thereto other than the Shareholders' representations and warranties set forth in Section IV above.

5.5 ABSENCE OF CLAIMS. There are no actions, suits, proceedings or governmental investigations pending, or to the best of its knowledge, threatened against Territorial, at law, in equity, in arbitration, or otherwise, in, before, or by any court or governmental agency or authority, which, individually or in the aggregate, could, if determined adversely, have a material and adverse effect on the successful consummation of the transactions contemplated hereby.

5.6 TERRITORIAL SHARES. When delivered at the Closing, the Territorial Shares shall be validly issued, fully paid and nonassessable.

                                       VI.
                              ADDITIONAL AGREEMENTS

6.1 The Shareholders shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transaction contemplated by this Agreement and to cause the representations and warranties contained in Section IV above to be true in all material respects as of the Closing Date.

6.2  Territorial covenants and agrees as follows:

     (a) RIGHTS IN CONNECTION WITH A PUBLIC OFFERING. If, at anytime after the later to occur of (i) one year after the Closing Date or (ii) the date that the Litigation is either settled without any liability, cost or expense to Territorial, either directly or indirectly through its acquisition of TRI Mongolia, or Territorial, TRI
          Mongolia and Exploration Associates are all permanently (as determined in the reasonable, good faith discretion of Territorial) removed, withdrawn or dismissed from the Litigation (or any related cause of action or claim) without liability, cost or expense to Territorial (either directly or indirectly through its acquisition of TRI Mongolia) Territorial intends to make a public offering of its securities under any form of registration statement suitable for secondary offering, Territorial shall so notify each Shareholder in writing, no less than 30 days before the intended filing of such registration statement, and shall permit each Shareholder to include any or all of his Territorial Shares in such offering (limited only by the provisions of paragraph (d) of this Section 6.2), provided the Shareholder notifies Territorial in writing within 15 days of the date of such notice of his desire to be included in such offering. Thereafter, Territorial shall use its best effects to (i) file with all due promptness and endeavor to make effective, as soon as reasonably practicable, a registration statement under the Act covering any and all shares proposed (the number being limited only by the provisions of paragraph (d) of this Section 6.2) to be sold or otherwise disposed of by each Shareholder; (ii) qualify such shares under the Blue Sky laws of the jurisdiction(s) in which the offers and sales or other dispositions are proposed to be made;
          (iii) qualify such shares under the rules of any appropriate self-regulatory organization or stock exchange; (iv) maintain the effectiveness of the registration statement for a reasonable period of time but in no event to exceed 30 days and from time to time (within any such period of effectiveness) advise any Shareholder whose securities are being registered of any stop order or any event or development requiring amendment of the registration statement and prospectus or rendering it inadvisable to use the prospectus until it is supplemented or amended; and (v) with reasonable promptness prevent the issuance or cause to be removed any stop order, and amend or supplement the registration statement and prospectus used in connection therewith to the extent necessary or appropriate in order to comply with the Act.

     (b) EXPENSES. All expenses (including, but not limited to, all registration fees paid to the Securities and Exchange Commission, fees and expenses of accountants, fees and expenses of counsel, printing and engraving expenses, transfer agent fees, escrow fees, N.A.S.D. registration or exchange listing fees, (other than underwriting discounts and commissions relating to the Territorial Shares of any Shareholder being offered thereby and fees and expenses of any special counsel of any selling Shareholder, which special counsel fees and expenses shall be borne by the Shareholder engaging such special counsel) of any registration(s) made pursuant to paragraph (a) hereof shall be borne and paid by Territorial. Underwriting discounts and commissions shall be borne pro rata by any selling Shareholder in proportion to the number of Territorial Shares being offered by such selling Shareholder.

     (c) INDEMNIFICATION. Territorial shall indemnify and hold harmless each Shareholder against any claim, liability, loss, damage, cost or expense (including attorneys' fees) arising out of any violation of federal or state securities laws or any alleged material misstatement or omission in any registration statement filed pursuant to paragraph

          (a) hereof, or in documents incorporated therein by reference, unless such misstatement or omission is contained in, or relates to information furnished or to have been furnished by the Shareholder, provided Territorial receives prompt written notice of any claim of any such misstatement or omission and is afforded a reasonable opportunity, if it so elects, to participate in or control the defense of such claim.

     (d) UNDERWRITING. If any registration is intended to be an underwritten public offering, Territorial shall so advise each Shareholder as a part of the written notice given pursuant to paragraph (a) hereof. In such event, the right to the Shareholder to registration, pursuant to paragraph (a) hereof, shall be conditioned upon the Shareholders participation in such underwriting and the inclusion of the Shareholder's Territorial Shares in the underwriting to the extent provided herein. The Shareholder proposing to distribute his Territorial Shares through such underwriting (together with Territorial and any other persons distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters or representative thereof, selected for such underwriting by Territorial (hereinafter the "Underwriter"). Notwithstanding any other provision of paragraph (a), if the Underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Underwriter may exclude some of the Shareholder's Territorial Shares from such registration and underwriting, provided that shares of stock proposed to be sold by stockholders other than Shareholder are also excluded pro rata, based on the number of shares that from all stockholders that were to be included in such registration or in any other reasonable manner selected by the Underwriter. The number of Territorial Shares that may be included in the registration and underwriting shall be allocated to each Shareholder proposing to sell, in proportion, as nearly as practicable, to the number of shares of common stock of Territorial held by such Shareholder at the time of filing of the registration statement. If any Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to Territorial and the Underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     (e) ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause to register securities granted Shareholders under this Section 6.2 may be assigned to a transferee or assignee, provided that Territorial shall be notified of any such transfer within thirty (30) days of the date such transaction is effected, and provided further that: (i) such assignee or transferee agrees to be bound by the terms of this Section 6.2; and
          (iii) such assignee or transferee is unable to publicly transfer such stock without registration.

     (f) The rights and privileges granted by Territorial in this Section 6.2 shall expire on the date that is ten (10) years from the Closing Date.

6.3 Territorial acknowledges that, solely to permit the Shareholders to evaluate their investment in the Territorial Shares, the Shareholders may desire to obtain certain information regarding

     Territorial's indirect interest or proposed indirect interest in Contract Areas XIX, XXI and XXII in the Tamtsag Basin of Mongolia. The Shareholders acknowledge that such information is highly confidential and is proprietary to Territorial, and agree, in addition to any other agreement or covenant contained herein, that each Shareholder shall use his best efforts to preserve the proprietary and confidential nature of such information, and shall not use such information in any manner that could be adverse to the interests of Territorial. As a result, and subject to the execution and delivery by each Shareholder of a confidentiality agreement ("Confidentiality Agreement") in form and substance mutually satisfactory to Territorial and such Shareholder, upon consummation of the transactions contemplated to occur at the Closing, Territorial agrees to provide to each such Shareholder (at the request of such Shareholder) for a period of three
     (3) years following the Closing Date and so long as such requesting Shareholder then owns of record not less than 500,000 shares of Territorial common stock and such Shareholder is not in violation of any covenant or agreement contained in this Agreement or the Pledge and Security Agreement, access to all proprietary data owned and possessed by Territorial relating exclusively to the Contract Areas referred to above. Such information shall include, to the extent then owned and possessed by Territorial, all geological and geophysical data, well logs, test information, technical reports, maps, models and interpretations relating to, or derived from, operations under the relevant production sharing contract. Such access shall be provided subject to the following conditions: (a) in the event Territorial is subject to any confidentiality agreement with respect to such information, the requesting Shareholder agrees to execute and deliver a copy of the same and to abide by the obligations thereof, (b) such access shall be provided exclusively in the offices of Territorial and at the expense of the requesting Shareholder and shall be limited to an aggregate of 10 hours for such requesting Shareholder per year, and (c) such Shareholder shall agree that no documents or other information may be removed by the Shareholder from Territorial's office, nor may copies thereof or notes relating thereto be made by or for the benefit of the Shareholder. Each Shareholder hereby agrees that any such information received by him, or any analyses, facts or information derived based in whole or in part thereon, shall not be disclosed by such Shareholder (except as required by the law pursuant to an enforceable court order) to any other person or party, nor may any of the same by used by such Shareholder (or any other person or party through such Shareholder) directly or indirectly in any manner that could reasonably be deemed to be against the best interests of Territorial or in competition with Territorial. None of the provisions of this section shall act as a limitation on the obligations that may be imposed upon such a Shareholder in the Confidentiality Agreement.

                                      VII.
                 CONDITIONS TO TERRITORIAL'S OBLIGATION TO CLOSE

     The obligation of Territorial to close under this Agreement is subject to the following condition:

7.1  Each of the representations and warranties of the Shareholders set forth in
     Section IV above shall be true and correct in all material respects at and as of the Closing Date.

                                      VIII.
                 CONDITIONS TO SHAREHOLDERS' OBLIGATION TO CLOSE

     The obligation of the Shareholders to close under this Agreement is subject to the following condition:

8.1  Each of the representations and warranties of Territorial set forth in
     Section V above shall be true and correct in all material respects at and as of the Closing Date.

                                       IX.
                            SURVIVAL/INDEMNIFICATION

9.1 All of the representations and warranties and indemnities contained in this Agreement shall survive the Closing and remain operative and in full force and effect for a period of 5 years after the Closing Date.

9.2 Each of the Shareholders (jointly and severally except as set forth in Section 9.4 below), on the one hand, and Territorial, on the other hand, hereby agrees to indemnify, defend and hold harmless the other party hereto from and against any and all claims, liabilities, losses, costs, damages and reasonable or actual expenses (including reasonable attorney's fees) (collectively, "Indemnification Costs") arising out of, or sustained by the other party, directly or indirectly, due to any breach of representation, warranty or agreement contained in this Agreement by such indemnifying party or the failure of such indemnifying party to fulfill any agreement or covenant of such indemnifying party contained in this Agreement.

9.3 Without limiting the generality of the foregoing, the Shareholders agree to indemnify, defend and hold harmless Territorial from and against any and all Indemnification Costs arising out of, or sustained, directly or indirectly, including without limitation any of the same sustained by TRI Mongolia or Exploration Associates, from the Litigation, subject to the provisions of this Section 9.3 and Sections 9.4, 9.5 and 9.6. With respect to the Litigation, the Shareholders shall, at the sole cost and expense of the Shareholders, assume or, at the election of Territorial, participate in the defense of Exploration Associates and/or TRI Mongolia (excluding, however, Territorial, if named as an additional named defendant). In connection therewith, the Shareholders shall engage counsel reasonably satisfactory to Territorial, which counsel shall be instructed to meet with Territorial and its representatives at such reasonable times as Territorial shall request and to keep Territorial informed of all developments in the Litigation. No settlement that imposes any damage, fine or settlement payment or other obligation or liability on Territorial, TRI Mongolia or Exploration Associates shall be agreed to without the express prior written consent of Territorial; provided, however, that Territorial agrees, at the written request of a majority of the Shareholders, to agree to any such settlement so long as all such damage, fine or settlement payment, obligation or liability is paid by, or assumed to the satisfaction of Territorial by the Shareholders without further liability or obligation to Territorial, directly or indirectly. Territorial shall cause TRI Mongolia to cooperate with the Shareholders in such defense.

9.4  Notwithstanding anything contained in Section 9.3 to the contrary:

     (i) all obligations of the Shareholders under Section 9.3 shall not be joint and several but shall instead be borne by each of the Shareholders in the proportion that the number of Territorial shares received by each such Shareholder under this Agreement bears to the total number of Territorial Shares; and

     (ii) as between Territorial, TRI Mongolia and Exploration Associates, on the one hand, and the Shareholders, on the other hand, the maximum amount of liability under Section 9.3 for each Shareholder for any damage, fine or settlement assessed or judgment rendered, directly or indirectly, against Territorial, TRI Mongolia or Exploration Associates in connection with the Litigation shall be limited to one hundred percent (100%) of the Territorial Shares received by each Shareholder under this Agreement without personal liability for any damage, fine, settlement or judgment in excess thereof; provided; however, that the foregoing limitation shall not apply to legal fees and expenses related to the Litigation to be paid by the Shareholders pursuant to Section 9.3 above.

9.5  To guarantee the indemnification obligations of the Shareholders under this
     Section IX, each Shareholder shall pledge and grant a security interest to Territorial in and to all of the Territorial Shares received by each Shareholder at the Closing pursuant to the terms and conditions of the Pledge and Security Agreement.

9.6  The covenants, agreements and obligations of each Shareholder under this
     Article IX shall be joint and several except as set forth in Section 9.4 above.


                                       X.
                               GENERAL PROVISIONS

10.1 Any notice, demand, or other communication required or permitted to be given under this Agreement by either party to the other party shall be in writing and the same shall be given and shall be deemed to have been served and given if delivered in person to the party to whom the notice is given, or is placed in the United States mail, postage prepaid, by United States registered or certified mail, return receipt requested, addressed to the party at the address hereinafter specified and shall be deemed given on the fifth (5th) day after mailing regardless of whether or not received. The addresses of the parties hereto for all purposes under this Agreement and for all notices hereunder shall be:

     Shareholders:                     William C. Penttila
                                       450 Sam Houston Parkway E. #140
                                       Houston, Texas 77060

                                       Dennis M. Buck
                                       450 Sam Houston Parkway E. #140
                                       Houston, Texas 77060

                                       Michael C. Nemec
                                       c/o Phoenix Resource Companies
                                       6525 North Meridian Ave. Suite 102
                                       Oklahoma City, Oklahoma 73116

                                       Thomas B. Patrick
                                       27 Fernglen Drive
                                       The Woodlands, Texas 77380

     Territorial:                      Territorial Resources, Inc.
                                       1300 Main, Suite 1840
                                       Houston, Texas 77002
                                       Attn:  Brian A. Lingard
                                              Chief Executive Officer

     From time to time any party may designate another address within the United States of America by giving to the other party hereto not less than five
     (5) days' advance written notice of such change of address in accordance with the provisions hereof.

10.2 Each of the parties hereto agrees to execute and deliver, or cause to be executed and delivered, such other instruments and documents, or cause to be done such other acts or things as shall be reasonably necessary or appropriate to effectuate and carry out the provisions of this Agreement and to fully accomplish its purposes and intents.

10.3 Each of the parties hereto shall be responsible for its own expenses (including, without limitation, legal fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.

10.4 Section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 THE VALIDITY OF THIS AGREEMENT AND THE INTERPRETATION OF THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

10.6 All parties and their respective legal counsel have reviewed and participated in the preparation of this Agreement. Accordingly, no presumption will apply in favor of any party in the interpretation of this Agreement or in the resolution of the ambiguity of any provision hereof.

10.7 This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument. It shall not be necessary that any single counterpart hereof shall be executed by all parties hereto so long as a counterpart is executed by each party hereto.

10.8 This Agreement contains the entire understanding of the parties with respect to the transactions contemplated herein; supersedes all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter of this Agreement, including without limitation, the letter offer of Territorial to Exploration Associates dated February 15, 1996, and the letter of intent signed by the parties hereto on March 6 and 7, 1996; and may only be modified by a written agreement entered into subsequent to the date hereof and signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Agreement as of the day and year first above written.




     Shareholders:                     WILLIAM C. PENTTILA
                                       ---------------------------------------
                                       William C. Penttila



                                       DENNIS M. BUCK
                                       ---------------------------------------
                                       Dennis M. Buck




                                       ---------------------------------------
                                       Michael C. Nemec




                                       ---------------------------------------
                                       Thomas B. Patrick



     Territorial:                      TERRITORIAL RESOURCES, INC.



                                       By: BRIAN A. LINGARD
                                           ---------------------------------
                                           Brian A. Lingard
                                           President